Exhibit 10.1

RETENTION AGREEMENT

This RETENTION AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of December, 2012 (the “Effective Date”) by and among BioMimetic Therapeutics, Inc. (the “Company”), Wright Medical Group, Inc., a Delaware corporation (the “Parent”) and Dr. Samuel E. Lynch (the “Executive” and, with the Company and the Parent, the “Parties”).

WHEREAS, the Company has entered into a merger agreement dated November 19, 2012 by and among the Parent, Achilles Merger Subsidiary, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Parent, Achilles Acquisition Subsidiary LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent, and the Company (as amended from time to time, the “Merger Agreement”); and

WHEREAS, the Company desires to retain the Executive in the Executive’s current position and the Executive desires to remain so employed from the Effective Date through and following the Closing Date (as such term is defined in the Merger Agreement); and

WHEREAS, the Parties desire to set forth in this Agreement the terms and conditions under which the Executive will be eligible to receive certain payments in connection with his continued employment with the Company through and following the Closing Date.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Parties hereby agree as follows:

1. Special Bonus. Subject to Sections 9 and 15 and the other terms and conditions of this Agreement, the Executive will be entitled to receive, immediately upon the date the Release (as defined below) is effective and irrevocable, a Special Bonus for his prior work related to the ongoing FDA review process of the Augment Bone Graft PMA in an amount equal to $1,250,000 (the “Special Bonus”), payable in a single lump sum.

2. Vacation Payment. Subject to Sections 9 and 15 and the other terms and conditions of this Agreement, the Executive shall be paid, immediately upon the date the Release is effective and irrevocable, an amount equal to $160,275, which represents the Executive’s excess accrued but unused vacation as of December 21, 2012, payable in a single lump sum. The Parties hereto acknowledge that the Company has had a practice of paying out accrued but unused vacation upon an employee’s termination of employment, but that such amounts generally have been limited to four times the annual number of vacation days. Therefore, the Executive retains the right to a payment of up to $236,845 for 140 days of accrued vacation as of the Effective Date. Any accrued but unused vacation as of the date the Executive’s employment with the Company terminates will be payable upon the Executive’s termination of employment. For the avoidance of doubt, the Executive will have no right to accrue vacation in excess of 140 days following the Effective Date.

3. 2012 Bonus. The Executive is entitled to receive, and such amount shall be paid within 10 days following the Effective Date, a lump sum payment equal to $261,632, which represents the Executive’s bonus for the Company’s taxable year ending December 31, 2012. The Company shall have no further payment obligation in respect of the Executive’s 2012 bonus following payment of this amount.

4. Transaction Bonus. Subject to Sections 10, 13 and 15 and the other terms and conditions of this Agreement, the Executive will be entitled to an amount equal to $1,121,280, which is the product of (i) 1.5 multiplied by (ii) the sum of (A) one year of the Executive’s annual 2013 base salary of $485,888, plus (B) the Executive’s 2012 annual bonus (such amount, the “Transaction Bonus”), upon termination of employment, provided the consummation of the transactions contemplated by the Merger Agreement has occurred and the Executive remains continuously employed by the Company (except by reason of a No-Fault Termination, as defined below) from the date hereof through the earlier of (y) the thirtieth (30th) day following the date the Food and Drug Administration approves the Company’s pending PMA # 100006 (“FDA Approval”) or (z) the one-year anniversary of the Closing Date (the “Pre-FDA Approval Employment Period”). Subject to the consummation of the transactions contemplated by the Merger Agreement, the Transaction Bonus shall be paid to the Executive in a single lump sum following the termination of the Executive’s employment (i) for any reason after the Pre-FDA Approval Employment Period or (ii) in a No-Fault Termination, as defined below, during the Pre-FDA Approval Employment Period. The Transaction Bonus shall be paid to the Executive on the thirty-first (31st) day following the date his employment with the Company terminates, subject to any delay necessary to comply with Section 409A (as defined below), as provided under Section 15.

5. Non-Compete Payment. Subject to Sections 10, 13 and 15 and the other terms and conditions of this Agreement, the Executive will be entitled to receive an amount equal to $647,520 (such amount, the “Non-Compete Payment”) upon termination of employment, provided the consummation of the transactions contemplated by the Merger Agreement has occurred and the Executive remains continuously employed by the Company (except by reason of a No-Fault Termination, as defined below) from the date hereof through the earlier of the thirtieth (30th) day following the FDA Approval or the Pre-FDA Approval Employment Period. The Executive’s right to receive the Non-Compete Payment is subject to the Executive continuing to comply with the provisions of Section 8 of the employment agreement by and between the Executive and the Company dated July 17, 2009, as amended through the date hereof (the “Employment Agreement”), pursuant to which the Executive agrees not to engage in certain activities in competition with the business of the Company and not to solicit any of the Company’s customers or employees for the period of twelve months following the Executive’s termination of employment with the Company. Subject to the consummation of the transactions contemplated by the Merger Agreement, the Non-Compete Payment shall be paid to the Executive in a single lump sum following the termination of the Executive’s employment (i) for any reason after the Pre-FDA Approval Employment Period or (ii) in a No-Fault

Termination, as defined below, during the Pre-FDA Approval Employment Period. The Non-Compete Payment shall be paid to the Executive on the thirty-first (31st) day following the date his employment with the Company terminates, subject to any delay necessary to comply with Section 409A, as provided under Section 15.

6. No-Fault Termination. For purposes of this Agreement, “No-Fault Termination” means a termination by reason of the Executive’s death, a termination by reason of the Executive becoming disabled (determined in accordance with Sections 5(a) and 5(c) of the Employment Agreement), a termination by the Company other than a Termination for Cause (as defined in the Employment Agreement), a resignation by the Executive for Good Reason (as defined in the Employment Agreement), or the resignation by the Executive after the Company elects not to renew the Executive’s Employment Agreement. The Parties hereto agree that during the Pre-FDA Approval Employment Period, the diminution in the authority of the supervisor to whom the Executive reports by reason that he will be reporting to a corporate officer of the Parent and not directly to the board of directors of a public company as a result of the consummation of the transactions contemplated in the Merger Agreement shall not constitute No-Fault Termination.

7. Reimbursement for Certain Executive Expenses. Subject to Sections 10, 13 and 15 and the other terms and conditions of this Agreement:

(a) For a period of twelve months following the date of the Executive’s termination of employment with the Company, the Company shall reimburse the Executive for reasonable expenditures by the Executive for tax and financial advisory services up to a maximum of $5,000 in the aggregate.

(b) If the Executive timely elects continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for the Executive and Executive’s eligible dependents, the Company shall reimburse the Executive for the Executive’s group medical insurance premiums for himself and his eligible dependents to continue coverage pursuant to COBRA (at the coverage levels in effect immediately prior to the Executive’s termination) until the earliest of (A) the expiration of a period of eighteen (18) months from the date of termination, (B) the date upon which the Executive and/or the Executive’s eligible dependents become covered under a new employer’s group health plans or another group health plan, or (C) the Executive and/or the Executive’s eligible dependents otherwise ceasing to be eligible for COBRA coverage. The reimbursements will be made by the Company to the Executive consistent with the practices and procedures set forth in the Company’s normal expense reimbursement policy (even if such expenses are not otherwise reimbursable under such policy), provided that in no instance will the reimbursements be made before the effective date of the Supplemental Release (as defined below).

8. Waiver of Prior Rights. Nothing in this Agreement shall alter, amend or cancel any rights provided to the Executive in his Employment Agreement, except as specifically noted in (a) and (b) below:

(a) The Executive acknowledges that Section 4 of this Agreement supersedes Section 7 and the first two sentences of Section 10(a) of the Employment Agreement, and the Executive relinquishes any and all right to payments or benefits set forth in Section 7 and the first two sentences of Section 10(a) of the Employment Agreement, subject in either case to the consummation of the transactions contemplated in the Merger Agreement on the Closing Date.

(b) The Executive acknowledges that Section 5 of this Agreement supersedes the last sentence of Section 10(a) of the Employment Agreement, and the Executive relinquishes any and all right to payments or benefits set forth in the last sentence of Section 10(a) of the Employment Agreement, subject in either case to the consummation of the transactions contemplated in the Merger Agreement on the Closing Date.

9. Release of Claims. The receipt of the payment set forth in Section 1 of this Agreement and the receipt of the $160,275 payment set forth in Section 2 of this Agreement are subject to the Executive signing and not revoking a release of claims with the Company and Parent (the “Release”) in the form attached hereto as Exhibit A, which is expect to be executed contemporaneously with this Agreement and become effective and irrevocable no later than the tenth (10th) day following the date this Agreement is executed by the Executive (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, other than through no fault of the Executive, the Executive will forfeit any right to unpaid payments set forth in Section 1 of this Agreement and the receipt of the $160,275 payment set forth in Section 2 of this Agreement. In no event will the Executive have the right to receive the payments set forth in Sections 1 and 2 (to the extent of the $160,275 with respect to Section 2) until the Release actually becomes effective and irrevocable. The Parties hereto agree and intend that the payments set forth in Sections 1 and 2 (to the extent of the $160,275 with respect to Section 2) of this Agreement are to be made on or before December 31, 2012.

10. Supplemental Release of Claims. The receipt of the payments pursuant to Sections 4, 5, and 7 of this Agreement is subject to the Executive signing and not revoking a release of claims with the Company and Parent (the “Supplemental Release”) in the form attached hereto as Exhibit A, which must become effective and irrevocable no later than the thirtieth (30th) day following Executive’s termination of employment (the “Supplemental Release Deadline”). If the Supplemental Release does not become effective and irrevocable by the Supplemental Release Deadline, other than through no fault of the Executive, Executive will forfeit any right to the payments pursuant to Sections 4, 5, and 7 of this Agreement. In no event will the Executive have the right to receive or retain, as applicable, the payments pursuant to Sections 4, 5, and 7 of this Agreement until the Supplemental Release actually becomes effective and irrevocable.

11. Tax Acknowledgements. The Parties acknowledges they will cooperate and use reasonable best efforts to determine the tax consequences of the payments and other consideration provided to the Executive under the terms of this Agreement; provided, however, that no Party makes any specific representations or warranties with respect to the specific tax treatment of any payments hereunder. The Executive agrees and understands that he is responsible for payment of any local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company or Parent. The Executive further agrees to fully cooperate with the Company and Parent to defend any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company or Parent for any amounts claimed due on account of the failure to withhold on any payments provided herein, or the Executive’s delayed payment of any federal or state taxes. Unless such claims involve acts of fraud on the part of the Executive, the Executive will not bear responsibility for any fines, damages, penalties, or interest sustained by the Company or Parent by reason of any such claims, including, without limitation, attorneys’ and/or accountants’ fees and costs. For the avoidance of doubt, the preceding sentence will not affect the Executive’s right to reimbursement for his tax and financial advisory services following his termination of employment in accordance with Section 7(a) of this Agreement.

12. Withholdings. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13. Best Payments Provision. If at any time it is determined that payment of any or all amounts provided for under this Agreement (the “Benefits”), together with any other payments and benefits payable to or for the benefit of the Executive in connection with the transactions contemplated by the Merger Agreement (together with the Benefits, the “Total Benefits”), would subject the Executive to an excise tax under Code Section 4999, and that a reduction in the amount of the unpaid Benefits would result in the amount of the Total Benefits, net of all federal, state and local income taxes on the Total Benefits and any taxes on the Total Benefits under Code Section 4999 (such amount, the “Net After-Tax Receipts”), being equal to or greater than the Net After-Tax Receipts that would result from payment of the unpaid Benefits without reduction, then the aggregate amount of any unpaid Benefits shall be reduced to the smallest amount that results in the Net After-Tax Receipts being equal to or greater than the Net After-Tax Receipts that would result if the unpaid Benefits were reduced to any other amount. Any such reduction shall be implemented in the following order: first, by reducing all cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the Closing Date will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted stock award will be reduced first); and third, by reducing all other benefits, if any, paid to the Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the Closing Date will be the first benefit to be reduced. If two or more equity awards or stock options are granted on the same date, each award or stock option will be reduced on a pro-rata basis. All determinations under this Section 13 shall be made by a qualified independent third party selected by Parent and acceptable to the Parties.

14. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, or consolidate with, or merge into, any other Person (including pursuant to the Merger Agreement) or transfer all or substantially all of its properties, stock, or assets to any other Person. For purposes of this Section 14, the term “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization and includes all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest, contract, debt or other financing. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

15. Section 409A Provisions. This Agreement and any payments or benefits provided pursuant hereto are intended to avoid the imposition of additional taxes under Section 409A and the Agreement shall be interpreted, to the extent possible, in such manner. Further, the Parties acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended to comply with Section 409A or to be exempt therefrom by reason of complying with one or more exceptions to the requirements of Section 409A. Notwithstanding the foregoing or any other provision of this Agreement to contrary, the following provisions shall apply with respect to any payment hereunder that is subject to Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”):

(a) To the extent that any payment is due under this Agreement in connection with the termination of employment of the Executive, if the Company determines (A) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (B) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of taxes under Section 409A. For the avoidance of doubt, it is anticipated that payments qualifying for the exemption from application of Section 409A pursuant to Treasury Regulation 1.409A-1(b)(4) or otherwise will be made during this six-month period, if applicable. Any payments delayed pursuant to this Section 15(a) shall be made in a lump sum on the first business day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any additional taxes under Section 409A.

(b) For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) the Executive may not, directly or indirectly, designate the calendar year of payment; (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to the Executive or any portion thereof, shall be permitted; (iv) the amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (v) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and (vi) the right to reimbursement or right to in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c) Any payment that is subject to Section 409A, to be made after any required action by the Executive within any specified period in which such period begins in one taxable year of the Executive and ends in a second taxable year of Executive, will be made in the second taxable year.

(d) The payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A) that is payable upon a termination of employment shall be delayed until such time as the Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of the Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive in accordance with this Agreement, but as if the Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for next day or next business day delivery or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company or the Parent, at their principal places of business, attention of the board of directors, or to such other address as any Party may specify by notice to the others actually received.

19. Entire Agreement. This Agreement, together with the Employment Agreement (except to the extent otherwise expressly superseded pursuant to Section 8 of this Agreement), constitute the entire agreement between the Parties with respect to the subject matter herein and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to any payments payable pursuant to this Agreement. Except as specifically amended hereby, the terms and conditions of the Executive’s Employment Agreement shall remain in full and effect.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company’s board of directors.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This contract shall be construed and enforced under, and be governed in all respects by the laws of, the State of Delaware, without regard to the conflict of laws principles thereof.

[The remainder of this page has been left blank intentionally]

INTENDING TO BE LEGALLY BOUND, the Executive, the Company, by its duly authorized representative, and Parent, by its duly authorized representative, have executed this Agreement, as a sealed instrument as of the Effective Date.

EXECUTIVE /s/ Samuel E. Lynch	BIOMIMETIC THERAPEUTICS, INC. /s/ Larry W. Papasan
Samuel E. Lynch	By: Larry W. Papasan
Title: Chairman of Board
WRIGHT MEDICAL GROUP, INC. /s/ Timothy E. Davis, Jr.
By: Timothy E. Davis, Jr.
Title: Authorized Officer

SUMMARY OF PAYMENTS

Payment	Amount		Date of Payment
2012 Annual Bonus Total		$261,632.00	Within ten calendar days of Effective Date
Special Bonus		$1,250,000.00	Upon the date the Release is effective and irrevocable
Accrued Vacation		$160,275.00	Upon the date the Release is effective and irrevocable
Sub-Total		$1,671,907.00

Transaction Bonus		$1,121,280.00	On the 31st day after termination of employment(subject to Supplemental Release)
Non-Compete/Non-Solicit Payment		$647,520.00	On the 31st day after termination of employment(subject to Supplemental Release)
Accrued Vacation	$	Up to 236,845	Within ten calendar days after termination of employment
Sub-Total	$	Up to 2,005,645.00
Grand Total	$	Up to 3,677,552.00

EXHIBIT A

RELEASE OF CLAIMS

This General Release Agreement (this “Agreement”), is by and among BioMimetic Therapeutics, Inc. (the “Company”), Wright Medical Group, Inc., a Delaware corporation (the “Parent”) and Dr. Samuel E. Lynch (the “Executive” and, with the Company and the Parent, the “Parties”).

The Executive, on behalf of the Executive and the Executive’s heirs, executors, administrators, successors and assigns, whether herein named or referred to or not, does hereby release, discharge, and acquit and by these presents does hereby release, acquit, and forever discharge the Parent, the Company, their parent(s), successors and assigns, their agents, servants, and employees, its subsidiaries, divisions, subdivisions, and affiliates (collectively, the “Releasees”), of and from any and all past, present, and future claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, suits at law or in equity, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen, or unforeseen, real or imaginary, actual or potential, and whether arising at law or in equity, under the common law, state or federal law, or any other law, or otherwise, arising out of or relating to the Executive’s employment with the Releasees (hereinafter collectively referred to as “claims”). It is the intention of the parties hereto to affect a full and final general release of all such claims. It is expressly understood and agreed that this Agreement is intended to cover, and does cover, not only all now known injuries, losses, and damages, but any future injuries, losses, and damages not now known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof. The Executive is not releasing and “claims” shall not include any rights or claims the Executive has (1) pursuant to his Retention Agreement entered into between the Parties or Employment Agreement entered into between the Company and Executive, or any equity award granted to the Executive by the Company; (2) to be indemnified and advanced expenses in accordance with applicable law, or the Company’s corporate documents or to be covered under any applicable directors’ and officers’ liability insurance policies; (3) with respect to any rights which have accrued or become vested as of the date of this Release, including any rights to any outstanding equity awards; and (4) with respect to any claims which arise after the date this Release is executed by the Executive.

The Executive does hereby declare that the Executive does understand, covenant, and agree that the Executive will not make any claims or demands, or file any legal proceedings against the Releasees or join any of the Releasees as a party with respect to any claims released by the Executive herein nor shall the Executive proceed against any other party, person, firm, or corporation on the claims released above except as is necessary to enforce the terms and conditions of this Agreement, the Retention Agreement, and the Employment Agreement. The Executive further declares that he is voluntarily forfeiting any right to recover or receive compensation in any form resulting from a legal action or demand against the Releasees by any other person or persons with respect to the claims released by the Executive herein.

THE FILING OF ANY CLAIM, DEMAND OR ANY AND ALL OTHER LEGAL PROCEEDINGS BY THE EXECUTIVE AGAINST THE RELEASEES WITH RESPECT TO CLAIMS RELEASED BY THE EXECUTIVE HEREIN SHALL BE DEEMED TO BE A MATERIAL BREACH OF THE TERMS OF THIS AGREEMENT. SUCH BREACH SHALL IMMEDIATELY TERMINATE COMPANY’S DUTY TO PAY ANY FURTHER SUMS TO EXECUTIVE. ADDITIONALLY, EXECUTIVE SHALL INDEMNIFY AND HOLD HARMLESS THE COMPANY FROM ANY AND ALL JUDGMENTS, COSTS, EXPENSES, OR ATTORNEY FEES WHATSOEVER ARISING ON ACCOUNT OF THE FILING OF ANY SUCH CLAIM, DEMAND, OR OTHER LEGAL PROCEEDINGS BY THE EXECUTIVE WITHIN RESPECT TO THE CLAIMS HE HAS RELEASED HEREIN.

And the Parties hereby declare, understand, covenant, and agree that the terms of the Retention Agreement, and the payments and benefits stated therein, are the sole consideration for this Release Agreement and that the Executive voluntarily accepts said consideration for the purpose of making a full and final compromise, adjustment, and settlement of all claims for injuries, losses, and damages resulting, or to result, from the claims released by the Executive herein. Executive further acknowledges and agrees that his right to the payments and benefits under the Retention Agreement is further subject to the execution and non-revocation of Appendix A within the timeframe set forth therein.

It is further understood and agreed that this is the full and complete understanding of the parties, that it is the integrated memorial of their agreement, and that there are no other written or oral understandings, agreements, covenants, promises or arrangements, directly or indirectly connected with this Agreement, that are not incorporated herein. The terms of this Agreement are contractual and are not mere recitals.

Notwithstanding the foregoing, nothing in this Release shall release any party from obligations resulting from the Retention Agreement and the Employment Agreement nor prohibit any party from seeking the enforcement of the Retention Agreement and the Employment Agreement.

Executive acknowledges that he has been advised to consult an attorney of his own choosing (at his own expense) before signing this Agreement.

IN WITNESS WHEREOF, the parties executed this Release as of the date it is executed by all Parties.

AGREED AND ACCEPTED

EXECUTIVE

/s/ Samuel E. Lynch
Samuel E. Lynch

Date:	12/20/12

BIOMIMETIC THERAPEUTICS, INC.

/s/ Larry W. Papasan
By:	Larry W. Papasan
Title:	Chairman of Board

Date:	12/20/12

WRIGHT MEDICAL GROUP, INC.

/s/ Timothy E. Davis, Jr.
By:	Timothy E. Davis, Jr.
Title:	Authorized Officer

Date:	12/20/12

APPENDIX A

ADEA RELEASE

In further consideration for the payments and benefits provided under the Agreement between by and among BioMimetic Therapeutics, Inc. (the “Company”), Wright Medical Group, Inc., a Delaware corporation (the “Parent”) and Dr. Samuel E. Lynch (the “Executive”), Executive, for himself and Executive’s heirs, executors, administrators, and assigns, hereby unconditionally releases and forever discharges the Parent, Company and each of their stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and all persons acting by, through, under, or in concert with any of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected arising out of or relating to his employment with the Company or his termination of such employment, including, but not limited to, rights under the Age Discrimination in Employment Act of 1967, as amended from time to time, and other federal, state, or local laws prohibiting discrimination, any claims the employee may have with regard to Executive’s hiring, employment, and termination of employment, and any claims growing out of any legal restrictions on the Company’s right to terminate its employees (“Claim” or “Claims”), which Executive now has, owns or holds, or claims to have owned or held, or which Executive at any time hereinafter may have owned or held or claimed to have owned or held against the Releasees. Executive is not releasing and “Claims” shall not include any rights or claims Executive has (1) pursuant to the Employment Agreement among Executive and the Company, any equity award granted to Executive by the Company, or the Retention Agreement among the Parties; (2) to be indemnified and advanced expenses in accordance with applicable law, or the Company’s corporate documents or to be covered under any applicable directors’ and officers’ liability insurance policies; (3) with respect to any rights which have accrued or become vested as of the date of this Release, including any rights to any outstanding equity awards; and (4) with respect to any Claims which arise after the date this Release is executed by Executive.

To comply with the Older Workers Benefit Protection Act of 1990, as amended from time to time, this Release has advised Executive of the legal requirements of this Act and fully incorporates the legal requirements by reference into this Agreement as follows:

a.	This Agreement is written in layman’s terms, and Executive understands and comprehends its terms;

b.	Executive has been advised of Executive’s rights to consult an attorney to review the Agreement;

c.	Executive does not waive any rights or claims that may arise after the date the Release is executed;

d.	Executive is receiving consideration beyond anything of value to which he already is entitled;

e.	Executive has been given a reasonable period of time to consider this Agreement (21 days).

The Executive enters into this Release with full knowledge of its contents and enters into this Release voluntarily.

AGREED AND ACCEPTED

EXECUTIVE:

I acknowledge that I fully understand and agree that this Release may be pleaded by Parent, the Company or any of their affiliates as a complete defense to any claim released by me herein which hereafter may be asserted by me or a claim released by me herein against Parent, the Company or any of their affiliates for or on account of any matter or thing whatsoever arising out of the employment relationship or my termination from active employment for which I have released such claims herein.

/s/ Samuel E. Lynch
Samuel E. Lynch

NOTE: EXECUTIVE IS HEREBY ADVISED OF HIS OR HER RIGHT TO RESCIND AND NULLIFY THIS AGREEMENT, WHICH RIGHT MUST BE EXERCISED, IF AT ALL, WITHIN SEVEN (7) DAYS OF THE DATE OF EXECUTIVE’S SIGNATURE. EXECUTIVE MUST REVOKE RELEASE BY LETTER TO THE COMPANY’S GENERAL COUNSEL WITHIN SEVEN (7) DAYS. NO CONSIDERATION SHALL BE CONVEYED UNTIL SUCH TIME PERIOD HAS EXPIRED.